AMENDMENT TO THE ALPINE INCOME TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 14th day of August, 2007, to the Custody Agreement, dated as of December 2, 2002 (the “Custody Agreement”), is entered by and between Alpine Income Trust, a Delaware business trust (the “Trust”), and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to amend the Custody Agreement to apply to the fees; and

WHEREAS, Article XV, Section 15.5 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and the Custodian agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE INCOME TRUST	U.S. BANK, N.A.

By: /s/ Sheldon R. Flamm	By: /s/ Joe D. Redwine

Name: Sheldon R. Flamm	Name: Joe D. Redwine

Title: Vice President/Treasurer	Title: Senior Vice President